Exhibit 99.1

                             Financial Update by CFO

                                December 22, 2004


As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next. In particular, the two Asia/Pacific advanced packaging customers mentioned in last month's CFO update are currently in the install/acceptance process. We won't know if either or both will be able to be recorded as revenue this quarter until after Christmas. In addition, two North American nanotechnology customers were anticipated to provide turns revenue this quarter. However, both customers were dependent on government funding which has now been delayed until next quarter. In light of the above, we are now anticipating revenue for 4Q04 to be flat to down 20% sequentially from 3Q04. Gross margin looks to be in a range of 48%-50%, based on the projected product mix for the quarter. Operating margin for 4Q04 looks to be in a range of (5%) to 5%. We continue to anticipate an estimated income tax amount of about $600k, driven by corporate income taxes on our operations in Japan. Earnings per share (diluted) for 4Q04 are projected in a range of ($0.05)-$0.10. Cash flow is still expected to be negative, as we continue to fund R&D and construction efforts needed in ramping up activities for our laser processing commitments, in addition to an expected increase in accounts receivable due to non-linear shipments during the quarter.

For the full year of 2005, we have just completed the process of finalizing our 2005 budget. As a result, annual revenue growth could still achieve on the order of 20%-25% compared with 2004, consistent with last month's CFO update. Gross margin looks to be around 48%-49%, based on the projected product mix for the year, with the goal still to achieve 50% for the year. Operating margin for the year looks to be in a range of about 5%-7%, the change from last month's update being primarily due to increased costs for meeting our increased laser processing commitments. The projected tax rate for the year still looks to be about 10%, driven primarily by corporate income taxes of our operations in Japan. Earnings per share (diluted) for the year are projected in a range of $0.35-$0.45. Cash flow for the year is still anticipated to be positive.


Safe Harbor Statement
---------------------
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2004.